EXHIBIT I

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated May 21, 2020

NESTLE HEALTH SCIENCE US HOLDINGS, INC.

By:	/s/ James Pepin
	Name:	James Pepin
	Title:	Director and President

NIMCO US, INC.

By:	/s/ Dan Nugent
	Name:	Dan Nugent
	Title:	Chief Legal Officer and General Counsel

NESTLÉ US HOLDCO, INC.

By:	/s/ Michael Prewitt
	Name:	Michael Prewitt
	Title:	Secretary

SOCIÉTÉ DES PRODUITS NESTLÉ S.A.

By:	/s/ Claudio Kuoni
	Name:	Claudio Kuoni
	Title:	Vice President

NESTLÉ S.A.

By:	/s/ Gregory Behar
	Name:	Gregory Behar
	Title:	Deputy Executive Vice President